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                                                                   EXHIBIT 99(c)



                         SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

         On behalf of the Board of Directors and Management of FirsTier Corporation ("FirsTier"), I cordially invite you to attend a Special Meeting of Shareholders to be held on _________, 2000 at ____ _.m. local time, at FirsTier's offices located at 11210 Huron Street, Northglenn, Colorado.

         At the special meeting you will be asked to vote on the proposed merger of Compass Acquisition, Inc., a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"), with and into FirsTier. If the merger is completed, Compass will issue (1) 6,800,000 shares of Compass common stock to the shareholders of FirsTier and (2) no more than 9,000 shares of Compass common stock to the sole shareholder of Western Management Corporation. YOU ARE NOT BEING ASKED TO VOTE ON THE ACQUISITION OF WESTERN MANAGEMENT CORPORATION. HOWEVER, THE ACQUISITION OF WESTERN MANAGEMENT CORPORATION WILL NOT OCCUR IF THE FIRSTIER MERGER IS NOT APPROVED.

         THE BOARD OF DIRECTORS OF FIRSTIER HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF FIRSTIER AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND MERGER AGREEMENT AT THE SPECIAL MEETING.

         The enclosed Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Compass and FirsTier from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

         Whether or not you plan to attend the Special Meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the FirsTier merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the foregoing matters. YOUR VOTE IS IMPORTANT.

         On behalf of the Board of Directors, I thank you for your support and urge you to vote "for" approval and adoption of the FirsTier merger and the related merger agreement.

                                                  Very truly yours,




                                                  Joel H. Wiens
                                                  Chairman of the Board